                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                                  iVILLAGE INC.
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into by and between iVillage Inc., a Delaware corporation (the "Company"), and Douglas W. McCormick ("Employee") effective as of May 30, 2003 (the "Effective Date").

         In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT. The Company hereby employs Employee to serve as Chief Executive Officer of the Company with such duties and responsibilities as are usually vested in the office of chief executive officer of a corporation and as otherwise set forth in the Company's By-Laws, and in such other executive and managerial capacities consistent with his status and title as are determined by the Board of Directors of the Company.

         Unless earlier terminated as set forth herein, the term of employment shall be for a period of twenty-four (24) months from the Effective Date (the "Term").

         2. COMPENSATION.

         2.1 Retention Bonus. As an incentive to execute this Agreement, Employee shall be paid a retention bonus (the "Retention Bonus") of $200,000.

         2.2 Base Salary. During the Term, Employee shall be paid a base salary at the annual rate of five hundred thousand dollars ($500,000) (the "Base Salary"). The Base Salary shall be payable in installments consistent with the Company's payroll practices.

         2.3 Bonus. Employee shall be eligible to participate in the Company's bonus plan. For fiscal year 2003, Employee's bonus will be targeted at eighty percent (80%) of Employee's Base Salary, or four hundred thousand dollars ($400,000). For fiscal year 2004, Employee's bonus will be targeted at one hundred ten percent (110%) of Employee's Base Salary, or five hundred fifty thousand dollars ($550,000). Payment of a bonus is based on satisfactory performance of Company, departmental and individual goals and objectives, as determined by the Board of Directors or a committee thereof. However, for fiscal year 2003, Employee's bonus will be based on the criteria set forth in Exhibit A to this Agreement. Bonus criteria for fiscal year 2004 will be set by the Compensation Committee of the Board of Directors no later than the first quarter of fiscal year 2004.

         2.4 Payment. Payment of all compensation to Employee hereunder (including any payment under Section 6.1) shall be subject to all applicable employment and withholding taxes and other customary deductions.

         3. OTHER EMPLOYMENT BENEFITS.

         3.1 Business Expenses. Upon submission of itemized expense statements in the manner and form regularly specified by the Company, Employee shall be entitled to reimbursement for reasonable travel (generally first class air fare or business class air fare if first class is unavailable) and other reasonable business expenses incurred by Employee in the performance of his duties under this Agreement in accordance with the Company's travel and entertainment policy.

         3.2 Fringe Benefits. The Company shall make Employee the beneficiary of and Employee shall receive the standard package of fringe benefits as the Company generally provides to its other senior executive officers including, without limitation, the ability to participate in any stock option plan, restricted stock plan, phantom stock plan, deferred compensation plan or other compensation or benefit plans. Fringe benefits to be included in this standard benefit package include, but are not limited to, medical and dental insurance coverage, disability insurance, four (4) weeks of paid vacation per year, holidays and sick leave. Participation in such fringe benefit programs will be subject to certain employee contributions that may from time to time regularly be applicable to such programs.

         3.3 Administrative Assistant. During the term of this Agreement, the Company shall employ Employee's current administrative assistant (or in Employee's sole discretion, a substitute administrative assistant) on terms at least as favorable as her existing compensation package, subject to changes in Company-wide benefit programs.

         3.4 No Other Benefits. Employee understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans. Nothing in the previous sentence will preclude Employee from receiving any additional bonuses or compensation in addition to that contemplated herein provided such has been approved by the Company's Compensation Committee and Board of Directors.

         4. EMPLOYEE'S BUSINESS ACTIVITIES. Employee shall devote substantially all of his professional time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed. In addition, Employee will not engage in any consulting activity except with the prior written approval of the Company (which shall not be unreasonably withheld), or at the direction of the Company, except for consultancies for companies listed on Exhibit B hereto, provided that such consultancies do not materially detract from Employee's ability to perform his obligations hereunder. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any significant services on his part in the operation of the affairs of the businesses or entities in which such investments are made. In addition, the foregoing shall not be construed as preventing Employee from engaging in activities involving charitable, educational, religious and other similar types of organizations and activities, or from serving as a director of other companies, so long as such activities do not interfere with the performance of his duties hereunder or otherwise violate the terms hereof.


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

         5. OBLIGATION NOT TO COMPETE. Employee acknowledges the highly confidential nature of information regarding the Company's businesses, customers, suppliers, employees, agents, independent contractors and consultants. Employee hereby agrees that (a) while he is employed by the Company or is receiving pay pursuant to Section 6.1 of this Agreement and (b) during the one (1) year period following his termination of employment with the Company pursuant to Section 6.1 (b) or (d) (the "Restricted Period"), Employee shall not engage in, assist others in engaging in or provide services to any organization, proprietorship or entity that engages in or proposes to engage in any business in which the Company or its affiliates is actively engaged or is actively considering engagement at the time of termination of Employee's employment. Examples of specific businesses currently considered to be competitive include, but are not limited to, any organization or subsidiary, affiliate or group within such organization, that is directed or targeted to a primarily female demographic, including but not limited to, Oxygen Media, Inc., The Hearst Corporation, WE Entertainment Television or any women's portal or other similar organizations, whether currently existing or as may be formed after execution of this Agreement and regardless of the medium of distribution ("Competitive Business"); provided, however, that in the event of Employee's termination of employment pursuant to Sections 6.1(a) and (c) only, the term "Competitive Business" shall only apply to Oxygen Media or The Hearst Corporation. Employee also agrees that, during the Restricted Period, he shall not in any manner, directly or indirectly, solicit, or encourage any customer, distributor, supplier, employee, agent, independent contractor, consultant or any other person or company to terminate or alter its relationship with the Company or its affiliates. Each of the following activities shall, without limitation, be deemed to violate the provisions of this Section 5: to engage in, work with, have an interest or concern in, advise, lend money to, guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with, an enterprise or endeavor, either individually, in partnership, or in conjunction with any person or persons, firms, associations, companies, or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any other manner whatsoever, which engages in a Competitive Business; provided, however, that (i) Employee and/or his affiliates shall retain the right to invest in or have an interest in entities provided that said interest does not exceed five percent (5%) of the voting control of said entity and (ii) the Company and Employee acknowledge that the Employee and/or his affiliates currently have investments in, consultancies with and/or serve on the Board of Directors of (and may retain such positions), the entities listed on Exhibit B attached hereto.

         6. TERMINATION OF EMPLOYMENT AND EFFECTS OF TERMINATION.

         6.1 Events of Termination. Employee's employment with the Company shall terminate upon any one of the following:

              (a) The Company provides Employee with written notice of the Company's intent to terminate Employee's employment with the Company without cause, in which case termination shall be effective on the date specified in such written notice, which shall be a date no earlier than thirty (30) days after the date of the notice unless Employee consents to an earlier date. In the event of termination under this subparagraph (a), the Company shall pay
Employee: (i) the compensation and benefits otherwise payable to Employee under
Section 2.2 through the effective date of termination (including pay for accrued but unused vacation and any then outstanding expense reimbursements); (ii) an amount equivalent to the Base Salary that Employee would have earned had he remained employed through the end of the Term, payable in equal installments consistent with the Company's payroll practices; (iii) an amount equivalent to any bonus which would have been earned by Employee had he remained employed through the end of the Term (at the bonus targets specified in Section 2.3 above; provided that, in the event Employee is terminated in fiscal year 2005,

Employee's bonus for fiscal year 2005 shall be pro rated to reflect the percentage of that year in which Employee was employed; and provided further that Employee shall not be entitled to receive severance equal to such bonus compensation for prior completed fiscal years for which he (A) already received a bonus or (B) did not satisfy the applicable bonus criteria), payable at the time such bonuses are generally distributed by the Company; (iv) continued insurance coverage on Employee for the remainder of the Term (subject to applicable law and applicable employee contributions); (v) immediate acceleration of the vesting period for any unvested stock options held by Employee; and (vi) all stock options held by Employee will remain exercisable for a period of three (3) years after the effective date of Employee's termination. Notwithstanding the foregoing, in no event shall the sum of subparagraphs (ii) and (iii) above be less than $700,000. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans. Severance compensation described in subparagraphs (ii) - (vi) of this section are conditioned upon execution of appropriate and customary termination and release agreements with the Company to be negotiated in good faith by the parties. Employee shall continue to comply with Section 5 after termination pursuant to this subparagraph (a).

              (b) The Company determines, in good faith, that Employee should be terminated for "cause" as defined in Section 6.2 below, in which case termination shall be effective on the date that written notice of termination is hand-delivered to Employee by the Company (or, if the Company is unable to hand-deliver such notice to Employee, the date that such notice is mailed or faxed to Employee pursuant to Section 10.9). In the event of termination under this subparagraph (b), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 2.2 through the effective date of termination (including pay for accrued but unused vacation and any then outstanding expense reimbursements), and the Company will have no obligation to pay Employee the Base Salary or any bonus or other compensation for the remainder of the Term. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans. Employee shall continue to comply with Section 5 after termination pursuant to this subparagraph (b).

              (c) The resignation by Employee for "good reason" as defined in
Section 6.3 below, in which case resignation shall be effective on the date that written notice of Employee's resignation is delivered to the Company pursuant to
Section 10.9. In the event of resignation under this subparagraph (c), the Company shall pay Employee the compensation and benefits described in subparagraph (a) of this section under the same terms and conditions described in subparagraph (a).

              (d) The effective date of any voluntary termination by Employee other than for "good reason". In the event of termination under this subparagraph (d), the Company shall pay Employee the compensation and benefits described in subparagraph (b) of this section under the same terms and conditions described in subparagraph (b).

              (e) The date of Employee's death or permanent disability. Permanent disability may be deemed to occur, at the Company's discretion communicated by written notice to Employee, if Employee is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 120 consecutive days. In the event of termination under this subparagraph (e), the Company shall pay Employee or his estate the compensation and benefits otherwise payable to Employee under Section
2.2 through the effective date of termination (including pay for accrued but unused vacation and any then outstanding expense reimbursements), and the Company will have no obligation to pay Employee or his estate the Base Salary, any bonus or other compensation for the remainder of the Term. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans or the provision of any agreement executed pursuant to those plans. Employee shall continue to comply with Section 5 after termination as a result of permanent disability pursuant to this subparagraph
(e).

              (f) In the event of a termination of Employee's employment pursuant to this Section 6.1, the Company and Employee agree to work together in good faith to issue a joint press release discussing such termination with such language as shall be mutually agreed by the parties. Under no circumstances shall Employee be required to obtain suitable employment elsewhere upon termination of this Agreement or otherwise mitigate any post-termination payments required to be made to Employee by the Company.

         6.2 Termination For "Cause" Defined. For purposes of Sections 6.1(a) and 6.1(b) above, "cause" for Employee's termination shall exist at any time after the happening of one or more of the following events:

         (a) Employee has breached any material provision of this Agreement or any other agreement between the Company and the Employee, which breach is not cured within thirty (30) days following the delivery to Employee of written notice reasonably describing the alleged breach;

         (b) Employee has engaged in habitual neglect of his duties as an employee of the Company which remains uncured following delivery to Employee of written notice reasonably describing the offending conduct and a reasonable opportunity to cure;

         (c) Employee has committed a material act of dishonesty including, without limitation, Employee's theft, misuse or unauthorized disclosure of proprietary information;

         (d) Employee is convicted of a felony or a crime involving moral turpitude not involving a conviction for operating a motor vehicle under the influence of alcohol or any other motor vehicle violation;


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

         (e) Any chemical dependency or substance abuse resulting in a continuous and material impairment of the Employee's ability to perform his duties as an employee of the Company;

         6.3 Resignation For "Good Reason" Defined. For purposes of Section 6.1(c) above, Employee may regard his employment as being constructively terminated and may, therefore, resign within thirty (30) days of the Employee's discovery of the occurrence of one or more of the following events, any of which shall constitute "good reason" for such resignation:

         (a) Without the Employee's prior written consent, the assignment to the Employee of any duties materially inconsistent with the Employee's position, duties, responsibilities and status with the Company as set forth in this Agreement, whether after a "change in control" event (as defined in Exhibit C hereto) or otherwise;

         (b) Without Employee's consent in each instance, a reduction by the Company of the Employee's base salary or of any bonus compensation formula applicable to Employee, or the Company's failure to pay Employee the applicable bonus pursuant to Section 2.3 in any fiscal year despite satisfaction of the corresponding applicable bonus criteria for such fiscal year as set forth in Exhibit A hereto for fiscal year 2003 or by the Compensation Committee of the Company's Board of Directors for subsequent fiscal years during the Term;

         (c) The Company or any affiliate(s) requiring the Employee to be based anywhere other than within twenty-five (25) miles of the area in which he resides, except for required travel on the Company's or an affiliate's business to an extent substantially consistent with the Employee's present business travel obligations;

         (d) A breach by the Company of any material provision of this Agreement or any other agreement between the Company and the Employee, which breach is not cured within thirty (30) days following the delivery to the Company of written notice reasonably describing the alleged breach;

         (e) The Company's Nominating Committee of the Board of Directors fails to nominate Employee as a nominee for election to the Company's Board of Directors upon expiration of Employee's term as a director or Employee is removed from the Company's Board of Directors during his term without cause;

         (f) As of a date at least six (6) months prior to the expiration of the Term (i.e. November 30, 2004), the Company shall have failed either to provide Employee with notice of the Company's intention to renew this Agreement on the same terms or enter into a new agreement with Employee on substantially similar or better terms than this Agreement; provided, however, that the Company's failure to offer the Retention Bonus described in Section 2.1 of this Agreement in any such renewal or new offer shall not constitute "good reason" under this
Section 6.3; and/or

         (g) The occurrence of a "change in control" of the Company (as defined in Exhibit C), in which case Employee shall be entitled to the severance compensation described in Section 6.1(c) of this Agreement regardless of whether or not Employee is offered or accepts a position with the surviving entity after such change in control.

         6.4 Effect of Termination Payments. Employee agrees and acknowledges that upon Employee's termination of employment with the Company pursuant to
Section 6 of this Agreement, Employee shall only be entitled to the severance payments and benefits (including stock option vesting), if any, specified in
Section 6 or in the applicable stock option agreements and such severance payments and benefits shall be in lieu of all other severance payments and benefits which might otherwise be payable to Employee by the Company.

         7. CONFIDENTIALITY; WORKS FOR HIRE.

         7.1 Confidentiality. As used herein, the term "Confidential Information" means all trade secrets or confidential information concerning the business, products, practices or techniques of the Company and/or its affiliates and any third parties with whom they deal, including, but not limited to, price lists, pricing information, product information systems, designs, research, membership lists, members' and users' personal information, negotiations with regard to corporate transactions, sponsorship and advertising arrangements, contracts and licenses, processes, inventions, developments, proposals, plans, advertiser and customer lists, technical, accounting and financial information of the Company and/or its affiliates, their customers or suppliers (whether or not copyrighted or copyrightable or patented or patentable). At all times, both during Employee's employment by the Company and after Employee's termination, Employee will keep in strict confidence and will not disclose any Confidential Information including, but not limited to, Confidential Information concerning any client, customer, or business partner of the Company, to any person or entity, or make use of any such Confidential Information for Employee's own purposes or for the benefit of any person or entity, except as may be necessary in the ordinary course of performing Employee's duties as an employee of the Company. The term "Confidential Information" does not include information which
(i) is or becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was within the Employee's possession prior to being furnished to the Employee by or on behalf of the Company pursuant hereto or (iii) becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its present of prospective directors, officers, employees, agents or advisors; provided that with respect to clauses
(ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

         7.2 Works for Hire. Employee acknowledges that all right, title and interest he obtains in all works of authorship, designs, computer programs, copyrights and copyright applications, inventions, discoveries, developments, know-how, systems, processes, formulae, patent and patent applications, trade secrets, new products, internal reports and memoranda, strategies, and marketing plans conceived, devised, developed, written, reduced to practice, or otherwise created or obtained by Employee in connection with his employment by the Company (the "Intellectual Property") are regarded as "works for hire". Employee hereby transfers and assigns to the Company all right, title, and interest to the Intellectual Property. Promptly after Employee obtains knowledge of any Intellectual Property, he will disclose it to the Company. Upon request of the Company, he will execute and deliver all documents or instruments and take all other action as the Company may deem reasonably necessary to transfer all right, title, and interest in any Intellectual Property to the Company; to vest in the Company good, valid and marketable title to such Intellectual Property; to perfect, by registration or otherwise, trademark, copyright and patent protection of the Company with respect to such Intellectual Property; and otherwise to protect the Company's trade secrets and proprietary interest in such Intellectual Property.

         In the event of the termination of Employee's employment for any reason, Employee will deliver to the Company all documents, notes, drawings, blueprints, formulae, specifications, computer programs, data and other materials of any nature pertaining to any Intellectual Property or to Employee's work with the Company, and will not take any of the foregoing or any reproduction of any of the foregoing that is embodied in a tangible medium of expression.

      8. ASSIGNMENT AND TRANSFER. Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of all or substantially all of the Company's assets, any corporate successor to the Company or any assignee thereof.

      9. NO INCONSISTENT OBLIGATIONS. Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company.

      10. MISCELLANEOUS.

         10.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflicting provision or rule.

         10.2 Entire Agreement. This Agreement, together with the attached exhibits, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements between them respecting the subject matter hereof. Employee acknowledges, represents and warrants to the Company that no oral or written representations have been made to Employee by the Company, or any representative of the Company regarding (a) the Company's financial condition or its prospects or (b) any obligation, commitment or understanding on behalf of the Company to continue to employ Employee for any specific period of time except as specifically set forth herein.

         10.3 Amendment. This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of the Company (other than Employee).

         10.4 Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

         10.5 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

         10.6 Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive such party's right to exercise any or all other rights and remedies.

         10.7 Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Employee) or other person duly authorized by the Company.

         10.8 Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Employee, the damage or imminent damage to the value and the goodwill of the Company's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to apply for injunctive relief against Employee in the event of any breach or threatened breach of any of such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         10.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             if to the Company, to:

             iVillage Inc.
             500 Seventh  Avenue
             New York, New York  10018
             Attention: Legal Department
             Telephone No.: (212) 600-6000
             Facsimile No.: (212) 600-6556

             if to Employee, to:

             Douglas McCormick
             1080 Fifth Avenue
             Penthouse
             New York, New York  10128
             Telephone No.: [Intentionally withheld]
             Facsimile No.: [Intentionally withheld]


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

             with a copy to:

             David Alan Miller
             Graubard Mollen & Miller
             600 Third Avenue
             New York, New York 10016-2097
             Telephone No.: (212) 818-8800
             Facsimile No.: (212) 818-8881

             and

             David Alexander
             Peyser & Alexander Management Inc.
             500 Fifth Avenue, Suite 2700
             New York, New York 10110
             Telephone No.: (212) 764-6455
             Facsimile No.: (212) 921-4249

         10.10 Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. If such information or assistance is required after termination of Employee's employment, Employee shall be entitled to reasonable reimbursement of Employee's out-of-pocket expenses (excluding attorney's fees) and, in the event such assistance exceeds ten (10) hours of Employee's time in the aggregate, for Employee's time in connection therewith.

         10.11 Arbitration. Any dispute or disagreement arising out of this Agreement or a claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration in New York, New York under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator's decisions shall be final and binding upon the parties and judgment may be entered in any court.

         10.12 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together will constitute one and the same instrument.

         10.13 Expenses. The Company shall reimburse Employee for the reasonable professional fees and expenses incurred by Employee in connection with the negotiation of this Agreement, up to a maximum of $15,000 in the aggregate.


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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.



iVILLAGE INC.                                    EMPLOYEE


By /s/ Steven A. Elkes                           /s/ Douglas W. McCormick
   -------------------------------------------   -------------------------------
Name:  Steven A. Elkes                               Douglas W. McCormick
Title: Executive Vice President - Operations
       and Business Affairs



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

                                                                       EXHIBIT A


                         Fiscal Year 2003 Bonus Criteria


         Employee shall earn and be paid his Bonus for fiscal year 2003 pursuant to Section 2.3 in accordance with the following criteria:

         1. If the Company achieves "core" revenues of at least $28.1 million in fiscal year 2003, then Employee shall be entitled to twenty-five percent (25%) of his 2003 target Bonus, or $100,000;

         2. If the Company achieves "non-core" revenues of at least $26.1 million in fiscal year 2003, then Employee shall be entitled to an additional twenty-five percent (25%) of his 2003 target Bonus, or $100,000;

         3. If the Company achieves "core" "EBITDA" of at least ($7.0 million) in fiscal year 2003, then Employee shall be entitled to an additional twenty-five percent (25%) of his 2003 target Bonus, or $100,000; and/or

         4. If the Company publicly reports cash and cash equivalents on its balance sheet as of December 31, 2003 of at least $12.0 million, then Employee shall be entitled to an additional twenty-five percent (25%) of his 2003 target Bonus, or $100,000.

         For purposes of this Agreement, "core" refers to those consolidated financial results publicly reported by iVillage Inc. and its subsidiaries excluding those results attributable to the following divisions/subsidiaries of the Company in accordance with the Company's historical accounting practices:
Public Affairs Group/Business Women's Network, Promotions.com/Webstakes, KnowledgeWeb, Inc. d/b/a Astrology.com and iVillage Parenting Network, Inc. (collectively, the "Non-Core Entities"). For purposes of this Agreement, "non-core" refers to the financial results included in the Company's publicly reported consolidated financial results that are attributable to the Non-Core Entities in accordance with the Company's historical accounting practices. For purposes of this Agreement, "EBITDA" refers to earnings before interest, taxes, depreciation and amortization, excluding one-time and/or non-cash charges (including, without limitation, the following by way of example only: charges related to (i) the abandonment of leased real estate, (ii) the write-off of fixed assets, (iii) the restructuring of a business unit(s), and/or (iv) an impairment of goodwill and intangible assets), as publicly reported by the Company in its periodic financial results press releases in accordance with the Company's historical accounting practices.

         In the event that the Company publicly reports cash and cash equivalents on its balance sheet as of December 31, 2003 of at least $27.0 million, then Employee shall be entitled to a separate $100,000 bonus in addition to any portion of the Bonus for fiscal year 2003 that Employee may have earned pursuant to the foregoing provisions.

                                                                       EXHIBIT B


                         Douglas W. McCormick Permitted
                  Investments, Consultancies and/or Board Seats


Lovelawyer.com
On24.com
Starvest Investments
Streetmail.com
Agora Media, Inc.
Enter-Act
Circle Graphics, LLC

                                                                       EXHIBIT C

                        DEFINITION OF "CHANGE IN CONTROL"

      A "Change in Control" shall mean the occurrence of the following:

      (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding shares of the Company's common stock ("Shares") or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section, Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction". A "Non-Control Transaction" shall mean a merger, consolidation or reorganization involving the Company in connection with which (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation; and (iii) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) owns, directly or indirectly, fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities; and


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      (b)   The individuals who, as of March 13, 1999 are members of the Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall, for purposes of this definition, be considered a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.


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